Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and among

ETHANOL HOLDING COMPANY, LLC

And

GREEN PLAINS RENEWABLE ENERGY, INC.,

GREEN PLAINS WOOD RIVER LLC

AND

GREEN PLAINS FAIRMONT LLC

Effective as of November 1, 2013

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), effective as of November 1, 2013, by and between ETHANOL HOLDING COMPANY, LLC, a Delaware limited liability company as Seller (the “Seller”), and GREEN PLAINS RENEWABLE ENERGY, INC., an Iowa corporation, GREEN PLAINS WOOD RIVER LLC, a Delaware limited liability company and GREEN PLAINS FAIRMONT LLC, a Delaware limited liability company, as Buyers (the “Buyers”).

W I T N E S S E T H :

WHEREAS, Buffalo Lake Energy, LLC, a Delaware limited liability company (“Buffalo Lake”), is currently the owner and operator of various assets related to the production of fuel grade denatured ethanol near Fairmont, Minnesota (the “Buffalo Lake Plant”); and

WHEREAS, Pioneer Trail Energy, LLC, a Delaware limited liability company (“Pioneer Trail”), is currently the owner and operator of various assets related to the production of fuel grade denatured ethanol near Wood River, Nebraska (the “Pioneer Trail Plant”); and

WHEREAS, pursuant to that certain Credit Agreement dated as of September 25, 2006 (as amended, modified and supplemented from time to time, the “Credit Agreement”) among Buffalo Lake, Pioneer Trail and BFE Operating Company, LLC, as borrowers (collectively, the “Borrowers”), BFE Operating Company, LLC, as Borrowers’ Agent, First National Bank of Omaha, as Administrative Agent (the “Administrative Agent”) and as Collateral Agent (the “Collateral Agent”), and various financial institutions, as lenders (collectively with their successors and assigns, the “Lenders”), the Lenders made certain loans to the Borrowers, subject to the terms and conditions set forth therein and in the other financing documents related thereto (collectively with the Credit Agreement, the “Financing Documents”); and

WHEREAS, events of default have occurred and are continuing under the Credit Agreement (the “Events of Default”), and as a result of such Events of Default, the Administrative Agent, the Collateral Agent and the Lenders are entitled to exercise all available rights and remedies under the Financing Documents, including foreclosure of the mortgages against the Buffalo Lake Plant, the Pioneer Trail Plant and other assets of the Borrowers; and

WHEREAS, on account of the Events of Default, the Borrowers agreed to convey the Deed in Lieu Assets (as hereafter defined) to Seller as designee of the Collateral Agent, and the Lenders, Administrative Agent and Collateral Agent have agreed to accept such conveyance, on the terms and conditions set forth in a Deed in Lieu of Foreclosure Agreement and Joint Escrow Instructions dated as of April 11, 2013 (the “Deed in Lieu Agreement”), in lieu of Administrative Agent, Collateral Agent and the Lenders exercising their rights and remedies under the Financing Documents; and

WHEREAS, until the Deed in Lieu Closing (as hereafter defined), the Borrowers will continue to own and operate the Buffalo Lake Plant, the Pioneer Trail Plant and the other Deed in Lieu Assets; and

WHEREAS, in connection with the Deed in Lieu Closing, the Seller will acquire the Deed in Lieu Assets, subject to the terms and conditions of the Deed in Lieu Agreement; and

WHEREAS, the Buyers desire to purchase the Purchased Assets upon the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the foregoing premises and the respective covenants and agreements hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION AND INTERPRETATION

Section 1.01. Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Accounting Firm” has the meaning set forth in Section 2.04(b).

“Accounts Payable” has the meaning set forth in Section 4.05.

“Accounts Payable Amount” means the value of all liabilities assumed by the Seller that survive the Closing, whether current or noncurrent, as determined under GAAP. Notwithstanding the foregoing, the Accounts Payable Amount shall not include any Asset Retirement Obligations (as defined in the Deed in Lieu Agreement) owed by any Borrower or the Seller to Cargill.

“Accounts Receivable” means all amounts due to Buffalo Lake or Pioneer Trail for any reason as of the Closing Date that Seller has acquired in connection with the Deed In Lieu Closing.

“Accounts Receivable Amount” means the value, as of the Closing Date, of the Accounts Receivable, less a reserve for uncollectible accounts, as determined under GAAP.

“Administrative Agent” has the meaning set forth in the Recitals.

“Affiliate” shall have the meaning set forth in Rule 405 promulgated under the Securities Act.

“Agreement” has the meaning set forth in the Preamble.

“Assumed Liabilities” has the meaning set forth in Section 2.02(c).

“Base Amount” has the meaning set forth in Section 2.01.

“Basket Amount” has the meaning set forth in Section 11.02.

“Bill of Sale” has the meaning set forth in Section 3.02(a).

“Borrowers” has the meaning set forth in the Recitals.

“Buffalo Lake” has the meaning set forth in the Recitals.

“Buffalo Lake Deed in Lieu Assets” means, collectively, the Buffalo Lake Real Property, the Buffalo Lake Leases, the Buffalo Lake Records and Plans, the Buffalo Lake Improvements, the Buffalo Lake Facility Documents and the Buffalo Lake Personal Property (as such terms are defined in the Deed in Lieu Agreement, including all spare parts), in each case, to the acquired by the Seller from Buffalo Lake in connection with the Deed in Lieu Closing pursuant to the Deed in Lieu Documents; provided, however, that the Buffalo Lake Deed in Lieu Assets shall not include any contracts or agreements between (a) Buffalo Lake and (b) Pioneer Trail or any other Affiliate of a Borrower.

“Buffalo Lake Plant” has the meaning set forth in the Recitals.

“Business Day” shall mean any day other than a Saturday, Sunday or other day that is a legal public holiday in the United States pursuant to 5 U.S.C. § 6103(a).

“Buyers” has the meaning set forth in the Preamble hereto.

“Cargill” means, individually or collectively, Cargill, Inc. and any Affiliate of Cargill, Inc.

“Certificate” means the Certificate of Formation of the Seller filed with the Secretary of State of the State of Delaware, as the same may be amended from time to time.

“Claim Notice” has the meaning set forth in Section 11.04.

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

“Closing Payment” has the meaning set forth in Section 2.02.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated pursuant thereto.

“Collateral Agent” has the meaning set forth in the Recitals.

“Commercially Reasonable Efforts” means the commercially reasonable efforts that a prudent Person desirous of achieving a result would use in similar circumstances (based on the totality of the circumstances) to achieve that result as expeditiously as possible.

“Credit Agreement” has the meaning set forth in the Recitals.

“Deed in Lieu Agreement” has the meaning set forth in the Recitals.

“Deed in Lieu Assets” means, collectively, the Buffalo Lake Deed in Lieu Assets, the Pioneer Trail Deed in Lieu Assets and the Seller Deed in Lieu Assets.

“Deed in Lieu Closing” means the date on which Closing (as defined in the Deed in Lieu Agreement) occurs pursuant to the Deed in Lieu Agreement and Seller acquires the Deed in Lieu Assets from the Borrowers.

“Deed in Lieu Documents” has the meaning set forth in the Deed in Lieu Agreement.

“Deeds” has the meaning set forth in Section 3.02(a).

“Events of Default” has the meaning set forth in the Recitals.

“Excess Amount” has the meaning set forth in Section 2.01.

“Excluded Assets” has the meaning set forth in Section 2.02(b).

“Excluded Liabilities” has the meaning set forth in Section 2.02(d).

“Expenses” means any and all expenses incurred in connection with investigating, defending, or asserting any claim, action, suit, or proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants, and other professionals).

“Escrow Agent” means TitleCore, LLC.

“Financing Documents” has the meaning set forth in the Recitals.

“GAAP” means the generally accepted accounting principles in the United States, consistently applied.

“Governmental Entity” means any governmental, regulatory, or administrative authority or any court, tribunal, or judicial or arbitral body with competent jurisdiction.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Party” has the meaning set forth in Section 11.04(a).

“Indemnifying Party” has the meaning set forth in Section 11.04(a).

“Indemnity Notice Period” has the meaning set forth in Section 11.05.

“Inventory” has the meaning set forth in Section 4.05.

“Inventory and Materials Amount” has the meaning set forth in Section 2.02.

“Inventory and Materials Objection Notice” has the meaning set forth in Section 2.03.

“Inventory and Materials Settlement Statement” has the meaning set forth in Section 2.03.

“IRS” means the United States Internal Revenue Service.

“Law” means any United States federal, state, and local, and any non-U.S., laws, statutes, regulations, rules, codes, or ordinances enacted, adopted, issued, or promulgated by any Governmental Entity (including those pertaining to electrical, building, zoning, environmental, and occupational safety and health requirements) or common law.

“Lenders” has the meaning set forth in the Recitals.

“Liens” means liens, claims, charges, encumbrances, security interests, mortgages, deeds of trust, pledges, easements, or restrictions of a similar kind (including liens with respect to Taxes).

“Loss” and “Losses” mean any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, diminutions in value, deficiencies, or other charges.

“Manager”, with respect to Seller, has the meaning set forth in its Operating Agreement.

“Material Adverse Effect” means any change or effect that has or is reasonably likely to have, individually or in the aggregate, a material adverse effect on the Purchased Assets, taken as a whole; provided, however, that Material Adverse Effect shall exclude any adverse changes or conditions as and to the extent such changes or conditions relate to or result from: (a) public or industry knowledge of the transactions contemplated by this Agreement, (b) the communication by any Buyer of its plans or intentions with respect to the Purchased Assets, (c) the consummation of the transactions contemplated by this Agreement or any actions by any Buyer, (d) general economic conditions, (e) changes in applicable Law or accounting standards, principles or interpretations of general application, or (f) the outbreak of war or the occurrence of acts of terrorism or other national emergencies; provided that in the cases of (d), (e), and (f), such events do not have a disproportionate effect on the Purchased Assets or the business compared to other businesses in the United States.

“Operating Agreement” means the Operating Agreement of the Seller, dated as of September 1, 2013 (as amended, modified or supplemented from time to time).

“Order” means any decree, judgment, injunction, or other order, whether temporary, preliminary, or permanent.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency). Without limitation of the foregoing, Ordinary Course of Business shall also include, with respect to the Seller, the consummation of the transactions contemplated by the Deed in Lieu Documents and the performance by the Seller thereunder.

“Party” or “Parties” means a party or the parties to this Agreement, as applicable.

“Pioneer Trail” has the meaning set forth in the Recitals.

“Pioneer Trail Deed in Lieu Assets” means, collectively, the Pioneer Trail Real Property, the Pioneer Trail Leases, the Pioneer Trail Records and Plans, the Pioneer Trail Improvements, the Pioneer Trail Facility Documents and the Pioneer Trail Personal Property (as such terms are defined in the Deed in Lieu Agreement including all spare parts), in each case, to the extent acquired by the Seller from Pioneer Trail in connection with the Deed in Lieu Closing pursuant to the Deed in Lieu Documents; provided, however, that the Pioneer Trail Deed in Lieu Assets shall not include any contracts or agreements between (a) Pioneer Trail and (b) Buffalo Lake or any other Affiliate of a Borrower.

“Pioneer Trail Plant” has the meaning set forth in the Recitals.

“Person” means an individual, corporation, partnership, limited partnership, syndicate, person (including a “person” as defined in Section 13(d)(3) of the United States Securities Exchange Act of 1934), trust, association, entity, government, political subcompany, agency, or instrumentality of a government.

“Pre-Closing Tax Period” has the meaning set forth in Section 10.01.

“Purchase Price” has the meaning set forth in Section 2.01.

“Purchased Assets” has the meaning set forth in Section 2.02(a).

“Schedules” means the schedules attached to this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the Preamble.

“Seller Deed in Lieu Assets” means, collectively, the Opco Facility Contracts and the Opco Personal Property (as such terms are defined in the Deed in Lieu Agreement), in each case, to the extent acquired by the Seller from BFE Operating Company, LLC in connection with the Deed in Lieu Closing pursuant to the Deed in Lieu Documents; provided, however, that the Seller Deed in Lieu Assets shall not include any contracts or agreements between (a) Opco and (b) Buffalo Lake, Pioneer Trail or any other Affiliate of a Borrower.

“Shortfall Amount” has the meaning set forth in Section 2.01.

“Shortfall Amount or the Excess Amount Objection Notice” has the meaning set forth in Section 2.04.

“Shortfall Amount or the Excess Amount Settlement Statement” has the meaning set forth in Section 2.04.

“Tax” (and, with correlative meaning, “Taxes”) means any and all taxes, fees, and any and all levies, impositions, and other charges of similar kind (together with any and all interest, penalties, additions to tax, assessments, and additional amounts imposed with respect thereto) imposed by any Taxing Authority, including taxes or other charges on or with respect to income and franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unclaimed property, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added, goods and services, or capital gains taxes or any other utility tax (consumer, user or otherwise); license, registration, and documentation fees; and customs duties, tariffs, and similar charges and any other regulatory fees or assessments. “Tax” includes all universal service fees and other charges levied by the Federal Communications Commission, state public utility commissions, and similar public and private entities.

“Tax Return” means all returns, declarations, reports, statements, and other documents required to be filed with any Governmental Entity with respect to any Tax (including any schedules), including any information return, claim for refund, amended return, or declaration of estimated Tax, and any amendments of the foregoing.

“Taxing Authority” means any Governmental Entity having jurisdiction with respect to Taxes.

“Third-Party Claim” has the meaning set forth in Section 11.04(a).

“Transaction Documents” means this Agreement, the Bill of Sale, the Deeds and all other documents, certificates or instruments executed and/or delivered by the Parties in connection with the transactions contemplated by this Agreement.

“Transaction Expenses” means all fees and expenses incurred by the Parties or their respective Affiliates and to be paid by the Party that incurred them in conjunction with the negotiation, preparation, execution, and performance of this Agreement and the transactions contemplated hereby, including fees and expenses of attorneys and accountants.

Section 1.02. Construction and Interpretation. The captions or headings in this Agreement are for convenience of reference only and in no way define, limit or describe the scope or intent of any provisions or Sections of this Agreement. All references in this Agreement to particular Articles or Sections are references to the Articles and Sections of this Agreement, unless some other references are clearly indicated. In this Agreement, unless the context otherwise requires, (a) words describing the singular number shall include the plural and vice versa, (b) words denoting any gender shall include all genders, including neuter, (c) references to days (and not Business Days) shall mean calendar days, and (d) the word “include” or “including” shall mean “include without limitation” and “including without limitation”, respectively.

ARTICLE II

PURCHASE AND SALE OF ASSETS

Section 2.01. Deposit. At the time of execution of this Agreement and pursuant to an escrow agreement by and among the Buyers, the Seller and Escrow Agent as escrow agent (in such capacity, the “Escrow Agent”), in the form attached hereto as Exhibit 2.01 (the “Escrow Agreement”), the Buyers shall pay to the Escrow Agent the sum of Three Million Five Hundred Thousand Dollars ($3,500,000) (the “Deposit Escrow”) to be disbursed pursuant to the terms of the Escrow Agreement and Sections 2.04 and 12.02 of this Agreement.

Section 2.02. Sale and Purchase of Purchased Assets; Assumption of Certain Liabilities.

(a) Purchased Assets. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver to the respective Buyer designated on the attached Exhibit 2.02(a), and Buyers shall purchase from the Seller, all of Seller’s right, title and interest in and to all of the Deed in Lieu Assets other than the Excluded Assets (all of such assets being collectively referred to as “Purchased Assets”). The parties agree that Buyers shall have until the date of Closing to provide the information required in Exhibit 2.02(a) to the Seller. Green Plains Renewable Energy, Inc. shall not be designated as the “Buyer” on Exhibit 2.02(a) with respect to, and shall not acquire, any of the Purchased Assets.

(b) Excluded Assets. Notwithstanding any other provision of this Agreement to the contrary, the rights and assets described on Exhibit 4.05 (collectively, the “Excluded Assets”) are expressly excluded from the sale and assignment to the Buyers contemplated hereunder, shall not constitute Purchased Assets and shall remain the property of Seller after Closing Date.

(c) Assumed Liabilities. At the Closing, Buyers shall assume and acquire from Seller (i) all Accounts Payable, (ii) the agreements, contracts, liabilities and obligations acquired, assumed or incurred by the Seller in connection with the Deed in Lieu Closing pursuant to the Deed in Lieu Documents, specifically including the agreements, contracts, liabilities and obligations described on Exhibit 8.05, and (iii) all liabilities incurred or accruing after the Closing Date which arise with respect to the Purchased Assets after the Closing Date (collectively as the “Assumed Liabilities”).

(d) Excluded Liabilities. Buyers shall not assume, acquire or be liable for, nor be deemed to have assumed, acquired or be liable for, any agreements, contracts, liabilities or obligations of Seller other than the Assumed Liabilities (all such agreements, contracts, liabilities or obligations not constituting Assumed Liabilities, collectively, the “Excluded Liabilities”). The Excluded Liabilities shall remain the exclusive responsibility of and shall be retained by Seller.

Section 2.03. Purchase Price and Closing Transactions. Subject to the terms and conditions set forth in this Agreement, on the Closing Date the Buyers shall purchase and assume from the Seller, and the Seller shall sell and assign to the Buyers, all of the Purchased Assets and the Assumed Liabilities. The purchase price for the Purchased Assets and Assumed Liabilities shall be an amount equal to (a) One Hundred One Million Dollars ($101,000,000) (the “Base Amount”), plus (b) the value of the Inventory and raw materials as of the Closing Date, determined in accordance with the valuation methodology set forth on Schedule 2.03 hereto (the “Inventory and Materials Amount”), less (c) the amount, if any, by which the Accounts Payable Amount exceeds the Accounts Receivable Amount (the “Shortfall Amount”), or plus (d) the amount, if any, by which the Accounts Receivable Amount exceeds the Accounts Payable Amount (the “Excess Amount”). The Base Amount, plus the Inventory and Materials Amount, less any Shortfall Amount, or plus any Excess Amount, shall be referred to herein as the “Purchase Price.” Notwithstanding anything to the contrary in this Agreement, any and all cash received by the Administrative Agent, Collateral Agent, the Lenders or the Seller pursuant to the Deed in Lieu Agreement or any of the Financing Documents (including all cash held in any deposit accounts of the Borrowers as of the Closing Date, and all cash held as a security deposit or cash collateral under any leases or other contracts or any performance or surety bonds) shall not constitute part of the Purchased Assets, shall be retained by Administrative Agent and shall not be transferred or conveyed in connection with the Closing or applied as a credit or offset against the Purchase Price.

Section 2.04. Payment of Purchase Price.

(a) Upon the satisfaction or waiver by the respective Party of the conditions contained in Articles VIII and IX, pursuant to the terms of the Escrow Agreement, (i) the Deposit Escrow, less the sum of One Million Five Hundred Thousand Dollars ($1,500,000) shall be delivered by the Escrow Agent to the Seller (ii) the remaining One Million Five Hundred Thousand Dollars ($1,500,000) from the Escrow Deposit shall be deposited by the Escrow Agent into the Indemnification Escrow (as defined in the Escrow Agreement) established pursuant to the terms of the Escrow Agreement, and held and distributed by the Escrow Agent pursuant to the terms of the Escrow Agreement, and (iii) the Base Amount less the amount of the Escrow Deposit shall be delivered by the Buyers to the Seller at Closing, via wire transfer in immediately available funds (the “Closing Payment”).

(b) The Inventory and Materials Amount shall be paid in accordance with Section 2.05.

(c) The Shortfall Amount or the Excess Amount, as applicable, shall be paid in accordance with Section 2.06.

Section 2.05. Post-Closing Adjustment-Inventory and Materials Amount.

(a) Within ten (10) days after the Closing Date, Buyers shall deliver to Seller a statement setting forth Buyers’ calculation of the Inventory and Materials Amount (the “Inventory and Materials Settlement Statement”).

(b) Unless Seller notifies Buyers in writing, within thirty (30) days after receipt of the Inventory and Materials Settlement Statement, that Seller objects to the calculation contained therein, specifying in detail the basis for such objection (the “Inventory and Materials Objection Notice”), Buyers’ calculations set forth in the Inventory and Materials Settlement Statement shall be binding upon the parties. The calculation set forth in the Inventory and Materials Settlement Statement shall not be disputed as to accounting principles, procedures or methodologies so long as the principles, procedures and methodologies used to compute it are consistent with Schedule 2.03. For thirty (30) days following Buyers’ receipt of any Inventory and Materials Objection Notice, such Parties shall, in good faith, negotiate to resolve all objections set forth in the Inventory and Materials Objection Notice, and any such resolutions shall be incorporated by Buyers into the Inventory and Materials Settlement Statement. If Buyers and Seller are unable to resolve all objections set forth in the Inventory and Materials Objection Notice within thirty (30) days following Buyers’ receipt of the Inventory and Materials Objection Notice (or within such extended time period as is mutually agreed to by such Parties), unresolved objections shall be referred for a final determination of such unresolved objections (but only such matters) to a nationally recognized accounting firm mutually acceptable to Buyers and Seller, in each case acting reasonably (the “Accounting Firm”). Buyers and Seller shall instruct the Accounting Firm to make final determination of the disputed items in accordance with the guidelines and procedures set forth in this Agreement. Buyers and Seller shall cooperate with the Accounting Firm during the term of its engagement (including by executing an engagement letter in customary form with the Accounting Firm reflecting the terms of this Agreement and any other customary provisions mutually agreed upon by Buyers and Seller). Buyers and Seller shall instruct the Accounting Firm not to, and the Accounting Firm shall not, assign a value to any item in dispute greater than the greatest value for such item assigned by Buyers (collectively) or Seller, or less than the smallest value for such item assigned by Buyers (collectively) or Seller. Buyers and Seller shall also instruct the Accounting Firm to make its determination based solely on presentations by Buyers (collectively) and Seller which are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The Inventory and Materials Settlement Statement shall become final and binding on the parties hereto on the date the Accounting Firm delivers its final resolution in writing to Buyers and Seller (which final resolution shall be requested by the parties to be delivered not more than forty-five (45) days following submission of such disputed matters), and such resolution by the Accounting Firm shall not be subject to court review or otherwise appealable. The fees and expenses of the Accounting Firm shall be paid by Seller and Buyers based on the ratio of the disputed amount not awarded to such Person compared to the total amount actually disputed by Seller and Buyers. For example, if the aggregate amount disputed by Seller is $1,000, and if Buyers contests only $500 of the amount disputed by Seller, and if the Accounting Firm ultimately resolves the dispute by finding that Seller properly disputed $300 of the $500, then the fees and expenses of the Accounting Firm will be paid 60% (i.e., 300 divided by 500) by Buyers and 40% (i.e., 200 divided by 500) by Seller. The Parties agree that, from and after the Closing, the provisions of this Section 2.05(b) and the arbitration provisions contemplated hereby shall be the exclusive remedy and exclusive forum of the Parties with respect to the determination of the Inventory and Materials Amount.

(c) Seller and Buyers shall provide the other and their Representatives with reasonable access during normal working hours to the employees, books, records and other supporting information and documents as reasonably requested in connection with the preparation and review of the Inventory and Materials Settlement Statement and any objections thereto.

(d) The Buyers shall remit the Inventory and Materials Amount to Seller within five (5) Business Days following the final determination of the Inventory and Materials Amount pursuant to this Section 2.05.

Section 2.06. Post-Closing Adjustment-the Shortfall Amount or the Excess Amount.

(a) Within thirty (30) days after the Closing Date, Buyers shall deliver to Seller a statement setting forth Buyers’ calculation of the Shortfall Amount or the Excess Amount (the “The Shortfall Amount or the Excess Amount Settlement Statement”).

(b) Unless Seller notifies Buyers in writing, within thirty (30) days after receipt of the Shortfall Amount or the Excess Amount Settlement Statement, that Seller objects to the calculation contained therein, specifying in detail the basis for such objection (the “Shortfall Amount or the Excess Amount Objection Notice”), Buyers’s calculations set forth in the Shortfall Amount or the Excess Amount Settlement Statement shall be binding upon the parties. For thirty (30) days following Buyers’s receipt of any Shortfall Amount or the Excess Amount Objection Notice, such Parties shall, in good faith, negotiate to resolve all objections set forth in the Shortfall Amount or the Excess Amount Objection Notice, and any such resolutions shall be incorporated by Buyers into the Shortfall Amount or the Excess Amount Settlement Statement. If Buyers and Seller are unable to resolve all objections set forth in the Shortfall Amount or the Excess Amount Objection Notice within thirty (30) days following Buyers’s receipt of the Shortfall Amount or the Excess Amount Objection Notice (or within such extended time period as is mutually agreed to by such Parties), unresolved objections shall be referred for a final determination of such unresolved objections (but only such matters) to an Accounting Firm. Buyers and Seller shall instruct the Accounting Firm to make final determination of the disputed items in accordance with the guidelines and procedures set forth in this Agreement. Buyers and Seller shall cooperate with the Accounting Firm during the term of its engagement (including by executing an engagement letter in customary form with the Accounting Firm reflecting the terms of this Agreement and any other customary provisions mutually agreed upon by Buyers and Seller). Buyers and Seller shall instruct the Accounting Firm not to, and the Accounting Firm shall not, assign a value to any item in dispute greater than the greatest value for such item assigned by Buyers (collectively) or Seller, or less than the smallest value for such item assigned by Buyers (collectively) or Seller. Buyers and Seller shall also instruct the Accounting Firm to make its determination based solely on presentations by Buyers (collectively) and Seller which are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The Shortfall Amount or the Excess Amount Settlement Statement and the resulting calculation of the Shortfall Amount or the Excess Amount shall become final and binding on the parties hereto on the date the Accounting Firm delivers its final resolution in writing to Buyers and Seller (which final resolution shall be requested by the parties to be delivered not more than forty-five (45) days following submission of such disputed matters), and such resolution by the Accounting Firm shall not be subject to court review or otherwise appealable. The fees and expenses of the Accounting Firm shall be paid by Seller and Buyers based on the ratio of the disputed amount not awarded to such Person compared to the total amount actually disputed by Seller and Buyers. For example, if the aggregate amount disputed by Seller is $1,000, and if Buyers contests only $500 of the amount disputed by Seller, and if the Accounting Firm ultimately resolves the dispute by finding that Seller properly disputed $300 of the $500, then the fees and expenses of the Accounting Firm will be paid 60% (i.e., 300 divided by 500) by Buyers and 40% (i.e., 200 divided by 500) by Seller. The Parties agree that, from and after the Closing, the provisions of this Section 2.06(b) and the arbitration provisions contemplated hereby shall be the exclusive remedy and exclusive forum of the Parties with respect to the determination of the Shortfall Amount and the Excess Amount.

(c) Seller and Buyers shall provide the other and their Representatives with reasonable access during normal working hours to the employees, books, records and other supporting information and documents as reasonably requested in connection with the preparation and review of the Shortfall Amount or the Excess Amount Settlement Statement and any objections thereto.

(d) In the event an Excess Amount exists, Buyers shall remit the Excess Amount to Seller within five (5) Business Days following the final determination of the Excess Amount pursuant to this Section 2.06. In the event a Shortfall Amount exists, Seller shall remit the Shortfall Amount to Buyers within five (5) Business Days following the final determination of the Shortfall Amount pursuant to this Section 2.06. In the event there is no Excess Amount or Shortfall Amount, no Party shall be entitled to any payment pursuant to this Section 2.06.

Section 2.07. Disclaimer; Deed in Lieu Documents. Except as expressly set forth herein, (a) the Purchased Assets and the Assumed Liabilities conveyed and assigned hereunder to the Buyers and (b) all of the Deed in Lieu Assets acquired by the Seller pursuant to the Deed in Lieu Agreement, are conveyed, transferred and assigned on an “as is, where is” basis, without representation or warranty, expressed or implied, all of which are hereby waived and disclaimed by the Parties.

Section 2.08. Purchase Price Allocation. Within ninety (90) calendar days following the Closing, Buyers shall prepare an allocation of the Purchase Price among the Purchased Assets in accordance with Code Section 1060 and the Treasury Regulations thereunder (and any similar provision of state, local or foreign law, as appropriate) (the “Purchase Price Allocation”). The Purchase Price Allocation shall be subject to Seller’s approval, which approval shall not be unreasonably withheld. Following Seller’s approval thereof, the Purchase Price Allocation shall be binding upon Buyers and Seller; and Buyers and Seller shall take all actions and file all Tax Returns (including, but not limited to IRS Form 8594, “Asset Acquisition Statement”) consistent with the Purchase Price Allocation. Seller shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as Buyers may reasonably request to facilitate the preparation of the Purchase Price Allocation.

ARTICLE III

CLOSING

Section 3.01. Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement shall occur at 10:00 a.m. Central time on November 15, 2013, or, if all the conditions to the obligations of the Parties hereunder set forth in Articles VIII and IX hereof have not been satisfied or waived on or prior to such date, on the third (3rd) Business Day after all such conditions have been satisfied or waived, by the delivery and exchange of all required closing deliverables by FedEx or another recognized overnight courier and/or by facsimile and/or by the electronic transmission of deliverables in PDF or a comparable format, or at such other time, place or method as may be mutually agreed to by the Parties hereto in writing, including through the use of a third-party escrow agent to facilitate the Closing (such date, the “Closing Date”). For the avoidance of doubt, the Seller does not anticipate acquiring any of the Deed in Lieu Assets or operating the Deed in Lieu Assets prior to the Closing, and the acquisition or operating of such Deed in Lieu Assets (other than concurrently with the Closing as contemplated herein) shall in no manner be a condition to any obligation of any Party under this Agreement.

Section 3.02. Closing Deliveries.

(a) At or prior to the Closing, Seller shall deliver to Buyers:

(i) A special or limited warranty deed with respect to each of the Buffalo Lake Plant and the Pioneer Trail Plant, in each case, dated as of the Closing Date, duly executed by Seller and in the form attached hereto as Exhibit 3.02(a)(i) (together, the “Deeds”);

(ii) a Bill of Sale, Assignment and Assumption Agreement dated the Closing Date and duly executed in the form attached as Exhibit 3.02(a)(ii) (the “Bill of Sale”); and

(iii) such other documents as are reasonably required in order to consummate the transactions contemplated hereby and which may be requested by Escrow Agent, Seller or Buyers.

(b) At or prior to the Closing, Buyers shall deliver to Seller:

(i) the Closing Payment in accordance with Section 2.04(a);

(ii) the Bill of Sale, duly executed by Buyers; and

(iii) such other documents as are reasonably required in order to consummate the transactions contemplated hereby and which may be requested by Escrow Agent, Seller or Buyers.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF THE SELLER

As an inducement to the Buyers to enter into this Agreement and to consummate the transactions contemplated hereby, the Seller, except as set forth on the Schedules as described in Section 6.06, hereby represents and warrants to the Buyers as of the date hereof and as of the Closing Date as follows, with the understanding that such representations and warranties only indicate the condition of the Purchased Assets on the date of Closing and are not to be interpreted as covenants pertaining to the future use, suitability, merchantability, operation or condition:

Section 4.01. Organization and Qualification. The Seller is a limited liability company duly organized and validly existing under the Laws of the State of Delaware. The Seller has all requisite power and authority to own, lease, and operate its properties and to carry on its business as it is now being conducted. The Seller is in not violation of any provision of its Certificate or Operating Agreement. The Seller is duly qualified or licensed to do business and is in good standing as a foreign limited liability company in each jurisdiction in which the nature of its business or ownership or leasing of properties makes such qualification or licensing necessary and where the failure to be so qualified or licensed would reasonably be expected to result in a Material Adverse Effect. No other jurisdiction has demanded, requested, or otherwise indicated that the Seller is required so to qualify.

Section 4.02. Authority. The Seller has the requisite power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Seller of this Agreement and each other Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by its respective members, and no other action on the part of the Seller is necessary to authorize such execution and delivery. This Agreement and each other Transaction Document to which the Seller is a party, have been duly executed and delivered by the Seller and (assuming due authorization, execution and delivery by the counterparties thereto) constitutes a valid and binding agreement of each of the Seller and is enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally or by general equitable principles.

Section 4.03. Noncontravention. The execution and delivery by the Seller of this Agreement and each other Transaction Document to which it is a party do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof by the Seller will not, conflict with or result in any breach of the terms, conditions, or provisions of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation, or acceleration of any obligation or to the loss of rights or benefits, or result in the creation of any Lien upon any of the properties or assets of the Seller under (a) any loan, guarantee of indebtedness, or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, Permit, concession, franchise, right, or license binding upon the Seller, or (b) any provision of the Certificate or Operating Agreement of the Seller.

Section 4.04. Title. At closing, Seller will convey and assign to Buyers all of its right, title and interest in and to the Purchased Assets and the Assumed Liabilities pursuant to the Deeds and the Bill of Sale, free and clear of all Liens created by or through the Collateral Agent, the Lenders or the Seller.

Section 4.05. Working Capital, Accounts Receivable, Accounts Payable and Inventory. At the Closing, the Buyers shall acquire and assume from the Seller pursuant hereto and the Bill of Sale the Accounts Receivable, accounts payable (the “Accounts Payable”) and inventory (the “Inventory”) of the Borrowers acquired and assumed by the Seller pursuant to the Deed in Lieu Documents in connection with the Deed in Lieu Closing, in each case, (a) in the amounts and condition received by the Seller pursuant to the Deed in Lieu Agreement, and (b) excluding the Accounts Receivable and Accounts Payable described on Schedule 4.05, which will not be conveyed or assigned to the Buyers in connection with the Closing.

Section 4.06. Government Approvals; Required Consents. Except for the filing requirements under the HSR Act, no filing or registration with, or authorization, consent, or approval of, any Governmental Entity is required by or with respect to the Seller in connection with the execution and delivery of this Agreement by the Seller or is necessary for the sale and assignment of the Purchased Assets and Assumed Liabilities contemplated hereby.

Section 4.07. [Reserved].

Section 4.08. Contracts. As to any contract listed on Schedule 4.08, upon the written request of the Buyers, Seller shall make good faith efforts to obtain from the designated counter-party(s) of such agreement(s) and provide to Buyers, an estoppel certificate or consent to assignment, in a form satisfactory to Buyers in its reasonable discretion, signed by the contract counter-party.

Section 4.09. Absence of Litigation. There is no action, suit, or proceeding pending that questions the legality or propriety of the transactions contemplated by this Agreement or that would reasonably be expected to prevent, hinder or delay the consummation of the transactions contemplated hereby.

Section 4.10. No Brokers. Except for fees and expenses payable to Carl Marks Advisory Group, LLC, and except as otherwise contemplated under the Deed in Lieu Agreement, Seller is obligated for the payment of fees or expenses of any broker or finder in connection with the origin, negotiation, or execution of this Agreement or the other Transaction Documents or in connection with any transaction contemplated hereby or thereby.

Section 4.11. Deed in Lieu Agreement. The Deed in Lieu Agreement is in full force and effect and is the valid and binding obligation of Seller enforceable according to its terms, except to the extent limited by state and federal laws affecting remedies and by bankruptcy, reorganization, or other laws of general application relating to or affecting the enforcement of creditors’ rights.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF THE BUYERS

The Buyers, jointly and severally hereby represent and warrant to the Seller, as of the date hereof and as of the Closing Date as follows:

Section 5.01. Organization. (a) The Green Plains Renewable Energy, Inc. is a corporation duly organized, validly existing, and in good standing under the laws of the State of Iowa and has all requisite power and authority to own its properties and assets and to conduct its businesses as now conducted; (b) Green Plains Wood River LLC is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite power and authority to own its properties and assets and to conduct its businesses as now conducted; and (c) Green Plains Fairmont LLC is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite power and authority to own its properties and assets and to conduct its businesses as now conducted;

Section 5.02. Authorization and Validity of Agreement.

(a) Each Buyer has all requisite power and authority to enter into this Agreement, and each other Transaction Document to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and each other Transaction Document to which it is a party and the performance of each Buyer’s obligations hereunder and thereunder have been duly authorized by all necessary corporate or limited liability company action of each Buyer. This Agreement, and each other Transaction Document to which any Buyer is a party have been duly executed by such Buyer and constitute such Buyer’s valid and binding obligation, enforceable against such Buyer, in accordance with its terms.

(b) The execution, delivery, and performance by each Buyer of this Agreement and each other Transaction Document to which it is a party do not and will not conflict with, result in a breach of the terms, conditions, or provisions of, or default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, amendment, cancellation, or acceleration of any obligation or to the loss of rights or benefits, or result in the creation of any Lien upon any of the properties or assets of any Buyer under: (i) any loan, guarantee of indebtedness, or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, Permit, concession, franchise, right, or license binding upon any Buyer, (ii) any provision of the Certificate of Incorporation, Certificate of Organization, Limited Liability Company, Operating Agreement or Bylaws of any of the Buyers, or (iii) any judgment, Order, decree, or Law applicable to any Buyer or its properties or assets.

Section 5.03. Noncontravention. The execution and delivery by the Buyers of this Agreement and each other Transaction Document to which it is a party does not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof by the Buyers will not, conflict with or result in any breach of the terms, conditions, or provisions of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation, or acceleration of any obligation or to the loss of rights or benefits, or result in the creation of any Lien upon any of the properties or assets of any Buyer under (a) any loan, guarantee of indebtedness, or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, Permit, concession, franchise, right, or license binding upon any Buyer, (b) any provision of the Certificate of Incorporation, Certificate of Organization, Limited Liability Company, Operating Agreement or Bylaws of any of the Buyers, or (c) any judgment, Order, decree, or Law applicable to any Buyer or its properties or assets.

Section 5.04. Governmental Consents and Approvals. Prior to the Closing, the Buyers will have obtained all material consents, waivers, authorizations, or approvals of any Governmental Entity, and each material declaration to or filing or registration with any such Governmental Entity, that are required in connection with (a) the execution and delivery of this Agreement and each other Transaction Document to which it is a party or (b) the performance by the Buyers of any of its obligations hereunder or thereunder.

Section 5.05. [Reserved].

Section 5.06. No Brokers. Except for fees and expenses payable to Rothschild’s Global Financial Advisory, no broker, finder, or similar intermediary has acted for or on behalf of or is entitled to any broker’s, finder’s, or similar fee or other commission from the Buyers in connection with this Agreement or the transactions contemplated hereby.

Section 5.07. Absence of Litigation. There is no action, suit, or proceeding pending, or to the knowledge of any Buyer, threatened, that questions the legality or propriety of the transactions contemplated by this Agreement or that would reasonably be expected to prevent, hinder or delay the consummation of the transactions contemplated hereby.

ARTICLE VI

COVENANTS OF THE SELLER

Section 6.01. HSR Filing. Seller will file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, will use its Commercially Reasonable Efforts to obtain a waiver from the applicable waiting period, and will make any further filings pursuant thereto that may be necessary in connection therewith. Buyers agree to pay one half of, and Seller agree to pay one half of any filing fees required with such filings.

Section 6.02. Negotiations. From and after the date hereof and until the earlier to occur of the Closing Date or the termination of this Agreement pursuant to Article XII hereof, the Seller shall not, directly or indirectly, encourage, solicit, submit for board or other similar management group consideration or approval, engage in discussions or negotiations with, or provide any information to, any Person or group (other than the Buyers or thier representatives) concerning any (a) merger, consolidation, or similar transaction, (b) sale, lease, or other substantial disposition of the Purchased Assets or (c) other transaction inconsistent with the transactions contemplated hereby. The Seller shall promptly (in any case within two (2) Business Days) notify the Buyers of any inquiries or communications concerning any such transaction that any of them may receive or of which they may become aware.

Section 6.03. Limit on Obligations. Notwithstanding any other provision of this Agreement, the Seller covenants not to enter into any agreement or understanding that places obligations or limitations on the Seller as a condition for obtaining any consent, approval, or authorization necessary to consummate the transactions contemplated by this Agreement, except with the prior written consent of the Buyers, and the Buyers shall not be required to consent to any divestiture or other structural or conduct relief applicable to the Purchased Assets, the business or the business of the Buyers and its Affiliates, or the payment of any fee or waiver of any other right in order to obtain any consent, approval, or authorization necessary to consummate the transactions contemplated by this Agreement.

Section 6.04. Notification. The Seller shall promptly notify Buyers of any action, suit, or proceeding that shall be instituted or threatened against such party to restrain, prohibit, or otherwise challenge the legality of any transaction contemplated by this Agreement. The Seller shall promptly notify Buyers of: (a) any lawsuit, claim, proceeding, or investigation that may be threatened, brought, asserted, or commenced against the Seller if such lawsuit, claim, proceeding, or investigation had arisen prior to the date hereof, and (b) any other event or matter which becomes known to Seller and would cause any other representation or warranty contained in Article IV to be untrue in any material respect.

Section 6.05. Further Assurances. From time to time following the Closing, Seller shall execute and deliver such other bills of sale, deeds, endorsements, assignments, and other instruments of conveyance and transfer as Buyers may reasonably request or as may be otherwise necessary to more effectively convey and transfer to, and vest in, the Buyers and put the Buyers in possession of, any part of the Purchased Assets not in such Party’s possession on the Closing Date.

Section 6.06. Schedules. Attached to this Agreement are the Schedules, which are an integral part of this Agreement. In order to qualify a representation or warranty made in Articles IV (a) the section numbers in the Schedules must correspond to the section numbers in this Agreement, or (b) if a section of the Schedules contains information that is responsive or similar to information contained in another section of the Schedules, such information shall be deemed to be included in such other section of the Schedules only to the extent that the relevance of such information to such other section is reasonably apparent on the face of the Schedule.

ARTICLE VII

COVENANTS OF THE BUYER

Section 7.01. Actions Before Closing. No Buyer shall take any action that shall cause it to be in breach of any of its representations, warranties, covenants, or agreements contained in this Agreement. Each Buyer shall use Commercially Reasonable Efforts to perform and satisfy all conditions to Closing to be performed or satisfied by it under this Agreement as soon as possible, but in no event later than the Closing Date.

Section 7.02. HSR Filing. The Buyers will file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, will use its Commercially Reasonable Efforts to obtain a waiver from the applicable waiting period, and will make any further filings pursuant thereto that may be necessary in connection therewith. Buyers agree to pay one half and Seller agree to pay one half of any filing fees required with such filings.

Section 7.03. Commercially Reasonable Efforts. Subject to Section 7.05, prior to and as of the Closing Date, upon the terms and subject to the conditions of this Agreement, each Buyer shall use its Commercially Reasonable Efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable consistent with applicable Law to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby.

Section 7.04. Consents and Approvals. Subject to Section 7.05, each Buyer will use Commercially Reasonable Efforts: (a) to obtain from any Governmental Entity any Permits or Orders required to be obtained by the Buyers or the Seller, and any of their respective Affiliates in connection with the authorization, execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated by this Agreement; (b) to make all necessary filings and thereafter make any other required submissions with respect to this Agreement and the transactions contemplated by this Agreement required under (i) any applicable federal or state securities Laws, and (ii) any other applicable Law, provided that each Buyer will cooperate with the Seller in connection with the making of all such filings, including providing copies of those sections of such documents requiring coordination to the Seller and, if requested, will accept all reasonable additions, deletions, or changes suggested in connection therewith; and (c) to furnish all information required for any application or other filing to be made pursuant to any applicable Law or any applicable regulations of any Governmental Entity in connection with the transactions contemplated by this Agreement.

Section 7.05. Further Assurances. From time to time following the Closing, each Buyer shall execute and deliver, or cause to be executed and delivered, to the Seller such other documents and agreements as the Seller may reasonably request or as may be otherwise necessary to more effectively consummate the transactions contemplated by this Agreement.

Section 7.06. Confidentiality. The terms of the Confidentiality Agreement entered into between Green Plains Renewable Energy, Inc. and the Administrative Agent dated September 3, 2013 and the Confidentiality Agreement entered into between Green Plains Renewable Energy, Inc. and the Seller dated October 11, 2013 are hereby incorporated by reference and shall continue in full force and effect until the Closing, at which time both Confidentiality Agreements and the obligations of the Buyers, the Administrative Agent and the Seller under this Section 8.06 shall terminate. If this Agreement is, for any reason, terminated prior to the Closing, the foregoing Confidentiality Agreements shall continue in full force and effect in accordance with their terms.

Section 7.07. Notification. The Buyers shall promptly notify the Seller of any action, suit, or proceeding that shall be instituted or threatened against any Buyer to restrain, prohibit, or otherwise challenge the legality of any transaction contemplated by this Agreement. The Buyers shall promptly notify the Seller of: (a) any lawsuit, claim, proceeding, or investigation that may be threatened, brought, asserted, or commenced against any Buyer which would have been listed on a schedule under Section 5.05 if such lawsuit, claim, proceeding, or investigation had arisen prior to the date hereof, and (b) any other event or matter which becomes known to Buyers that would cause any other representation or warranty contained in Article V to be untrue in any material respect.

Section 7.08. Maintenance of Insurance. Each Buyer covenants and agrees that for a period of at least three (3) years following the Closing Date, that it will maintain insurance policies which shall provide coverage similar to that which is currently maintained by Buffalo Lake and Pioneer Trail so that there shall be no gap in coverage. As to any of such insurance issued on a “claims made” basis, the Retroactive Date(s) applicable to such insurance shall not be later than the Retroactive Dates in Seller’s existing policies.

ARTICLE VIII

CONDITIONS PRECEDENT TO PERFORMANCE

BY THE SELLER

The obligations of the Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived in writing by Seller in its sole discretion.

Section 8.01. Representations and Warranties of the Buyers. All representations and warranties made by the Buyers in this Agreement that are qualified as to materiality shall be true and correct, and all representations and warranties of the Buyers that are not so qualified shall be true and correct in all material respects, in each case, as of the date hereof, and, except to the extent such representations and warranties refer to a specific date (which shall be true and correct as of such date), as of the Closing Date as though made by the Buyers on and as of the Closing Date. The Seller shall have received a certificate to that effect dated the Closing Date and signed by any authorized officer of each Buyer.

Section 8.02. Performance of the Obligations of the Buyers. Each Buyer shall have performed in all material respects all of its obligations required under this Agreement to be performed by it on or before the Closing Date. The Seller shall have received a certificate to that effect dated the Closing Date and signed by any authorized officer of eachBuyer.

Section 8.03. No Violation of Orders. No preliminary or permanent injunction or other Order issued by any court or other governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree, or executive Order promulgated or enacted by any Governmental Entity, including any enactment, issuance, or promulgation, that declares this Agreement invalid or unenforceable in any respect, that prevents the consummation of the transactions contemplated hereby shall be in effect.

Section 8.04. HSR Approval. The expiration or early termination of the applicable waiting period under the HSR Act shall have been obtained and shall be in effect.

Section 8.05. Assumption of Obligations. Each Buyer shall have executed and delivered to the Seller the Bill of Sale, and shall have expressly assumed pursuant thereto the Assumed Liabilities (including, without limitation, the agreements, contracts, liabilities and obligations described on Schedule 8.05 hereto).

Section 8.06. Deed in Lieu Closing. The Deed in Lieu Closing shall have occurred and the Seller shall have acquired the Deed in Lieu Assets pursuant to the Deed in Lieu Agreement.

Section 8.07. State of Minnesota Zero Discharge. Buyers and Seller shall have entered into an agreement providing for the assumption by Buyers of any and all obligations associated with the provision, installation and operation of any and all systems related to water emissions from the Buffalo Lake Assets, as may be required by any Governmental Entity.

Section 8.08. Purchase Price. The Buyers shall have paid the Purchase Price to Seller.

Section 8.09. Borrower Cargill Contracts. Cargill shall have executed and delivered in favor of Seller and Administrative Agent a consent and acknowledgment, in form and substance acceptable to Seller and Administrative Agent, pursuant to which, among other things, Cargill agrees that all Accounts Receivable and other amounts accrued through or payable by Cargill as of the Closing Date under all agreements between or among Borrowers and Cargill (collectively, the “Borrower Cargill Contracts”), net only of deferred rent and deferred ethanol commissions accrued through and payable as of the Closing Date pursuant to the terms of the Borrower Cargill Contracts, shall be paid to Administrative Agent on the Closing Date.

Section 8.10. Officer’s Certificate. Each Buyer shall have delivered to Seller a certificate of an executive officer of each Buyer, dated as of the Closing Date, certifying as to (i) the Certificate of Incorporation, Certificate of Organization, Limited Liability Company, Operating Agreement and/or Bylaws of each Buyer and, (ii) the incumbency of each party executing this Agreement and any other agreements, documents or instruments to be delivered by each Buyer to the Seller pursuant to this Agreement at or prior to the Closing.

Section 8.11. Certificate of Good Standing. Each Buyer shall have delivered to the Seller a certificate of good standing for such Buyer issued by the appropriate Governmental Entity dated as of a date reasonably close to the Closing Date.

Section 8.12. Other Documents. Each Buyer shall have delivered to the Seller all other documents reasonably requested by the Seller and contemplated by this Agreement or required to be delivered by such Buyer to the Seller pursuant to this Agreement and not previously delivered.

ARTICLE IX

CONDITIONS PRECEDENT TO PERFORMANCE BY THE BUYER

The obligations of the Buyers to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by the Buyers in thier sole discretion:

Section 9.01. Representations and Warranties of the Seller. All representations and warranties made the Seller in this Agreement that are qualified as to materiality shall be true and correct, and all representations and warranties of the Seller that are not so qualified shall be true and correct in all material respects, in each case as of the date hereof, and, except to the extent such representations and warranties refer to a specific date (which shall be true and correct as of such date), as of the Closing Date as though made by the Seller on and as of the Closing Date. The Buyers shall have received a certificate to that effect dated the Closing Date and signed by the Seller.

Section 9.02. Performance of the Obligations of the Seller. The Seller shall have performed in all material respects all obligations required under this Agreement to be performed by them on or before the Closing Date, and the Buyers shall have received a certificate to that effect dated the Closing Date and signed by the Seller.

Section 9.03. No Violation of Orders. No preliminary or permanent injunction or other Order issued by any court or governmental or regulatory authority, domestic or foreign, or any statute, rule, regulation, decree, or executive Order promulgated or enacted by any Governmental Entity, that declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby, or that has a Material Adverse Effect on the Purchased Assets.

Section 9.04. HSR Approval. The expiration or early termination of the applicable waiting period under the HSR Act shall have been obtained and shall be in effect.

Section 9.05. Deed in Lieu Closing. The Deed in Lieu Closing shall have occurred and the Seller shall have acquired the Deed in Lieu Assets pursuant to the Deed in Lieu Agreement.

Section 9.06. Conveyance Documents. The Seller shall have delivered to the Deeds and the Bill of Sale.

Section 9.07. No Material Adverse Effect. During the period from the date hereof to the Closing Date, there shall not have occurred any event that, individually or when considered together with any other matter, has had or is reasonably likely to have a Material Adverse Effect.

Section 9.08. Officer’s Certificate. The Seller shall have delivered to Buyers a certificate of an executive officer, dated as of the Closing Date, certifying as to (i) its Certificate and Operating Agreement, (ii) the incumbency of each person executing this Agreement on its behalf and any other agreements, documents or instruments to be delivered it to Buyers pursuant to this Agreement at or prior to the Closing, and (iii) the resolutions of its members holding the requisite number of interests authorizing the execution, delivery and performance of this Agreement and all related agreements, documents and instruments.

Section 9.09. Cargill Agreements. Buyers shall have entered into one or more corn supply agreements with Cargill to provide corn to the Buyers following Closing and one or more grain facility leases with Cargill for the lease of grain facilities at the Buffalo Lake Plant and the Pioneer Trail Plant. Such agreements shall, among other things, provide for the termination of the existing grain facility leases at the Buffalo Lake Plant and the Pioneer Trail Plant in a manner acceptable to Seller, and no such agreements shall result in the retention by Cargill of any Accounts Receivable owed as of the Closing Date (or the application of any such Accounts Receivable to obligations owed under such new agreements with Buyers).

Section 9.10. Financial Arrangements. The Buyers shall have entered into a loan agreement and related financing documents with First National Bank of Omaha in the principal amount of Twenty-Seven Million Dollars ($27,000,000), on terms and conditions consistent with those set forth in the commitment letter attached hereto as Exhibit 9.10.

Section 9.11. Certificate of Good Standing. The Seller shall have delivered to Buyers a certificate of good standing issued by the Secretary of State of the State of Delaware dated as of a date reasonably close to the Closing Date.

Section 9.12. Environmental Reports. The Buyers shall have received a Phase I Environmental Site Assessment with respect to the Buffalo Lake Real Property and the Pioneer Trail Real Property.

Section 9.13. Other Documents. The Seller shall have delivered to Buyers all other documents reasonably requested by Buyers and contemplated by this Agreement or required to be delivered by the Seller to Buyers pursuant to this Agreement and not previously delivered.

ARTICLE X

TAXES

Section 10.01. Indemnity. Seller shall indemnify the Buyers and hold them harmless from and against (without duplication) any Losses attributable to all property Taxes (or the non-payment thereof) imposed on the Purchased Assets for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”).

Section 10.02. Property and Transfer Taxes. All property Taxes with respect to the Purchased Assets shall be prorated at the time of Closing in the customary manner for the location of the Purchased Asset. All transfer taxes shall be allocated in the manner customary for the location of the Purchased Asset.

ARTICLE XI

POST CLOSING INDEMNIFICATION

Section 11.01. Survival. Regardless of any investigation at any time made by or on behalf of any Party, or of any information any party may have in respect thereof, all representations and warranties made hereunder or any other document, agreement or certificate delivered pursuant hereto shall survive the Closing for fifteen (15) months, except (i) those representations and warranties set forth in Sections 4.01 and 5.01 (Organization), Sections 4.02 and 5.02 (Authorization) and Sections 4.03 and 5.03 (Noncontravention), which shall survive without limitation; provided, however, that as to any matters with respect to which a written claim shall have been made or an action at law or in equity shall have commenced before the end of such period, survival shall continue (but only with respect to, and to the extent of, such claim) until the final resolution of such claim or action, including all applicable periods for appeal; and further provided, however, that to the extent any claim is made based on intentional acts, willful misconduct or fraud, all representations and warranties relating to the subject matter of such claim shall be deemed to survive without limitation.

Section 11.02. Indemnification of the Buyers.

(a) From and after the Closing Date, the Buyers shall be entitled to indemnification from the Seller as provided herein from and against any and all Losses and Expenses incurred by such Buyers in connection with or arising from:

(i) any breach by the Seller of any of its covenants in this Agreement; or

(ii) any breach of any warranty or the inaccuracy of any representation of the Seller contained in this Agreement or any certificate delivered by or on behalf of the Seller pursuant hereto;

(b) All claims for indemnification by the Buyers for and Loss or Expenses under this Section 11.03 shall be satisfied solely from the Indemnification Escrow.

(c) For purposes of determining under Section 11.02(a)(ii) whether there is any inaccuracy in, or whether there has been a breach of, any such representation or warranty, and the amount of any Losses and Expenses associated therewith, the Parties agree (i) that all references to “material,” “materially,” “materiality,” or “Material Adverse Effect” will be disregarded, (ii) that the representations and warranties are made for purposes of Section 11.02(a)(ii) as if those disregarded words were not included.

(d) Notwithstanding the foregoing, in no event shall the Seller be obligated pursuant to Section 11.02(a)(ii) to indemnify the Buyers for any claim (or series of related or similar claims) unless any single Loss or Expense exceeds $100,000 or until any series of Losses or Expenses of less than $100,000 determined to be due and for which the Buyers seek or have sought indemnification hereunder exceeds a cumulative aggregate amount of $300,000 (the “Basket Amount”), in which event the Buyers shall, subject to the other limitations in this Section, be indemnified in a maximum amount equal to the lesser of (i) the amount by which the aggregate amount of all such Losses and Expenses exceeds the Basket Amount and (ii) the amount held in the Indemnification Escrow, in each case, less any amounts previously paid under this Section by the Seller.

(e) The indemnification provided for in Section 11.02(a) shall survive for the applicable statute of limitations, provided that the indemnification pursuant to Section 11.02(a)(ii) shall terminate on the date that is fifteen (15) months after the Closing Date (and no claims shall be made by the Buyers under Section 11.02(a)(ii) thereafter), except in respect to indemnification in respect of any Loss or Expense or any circumstance that is reasonably likely to result in a Loss or Expense of which the Buyers shall have notified the Seller in accordance with the requirements of Section 11.04 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 11.02, as to which the indemnification obligation shall continue until the liability shall have been determined and resolved pursuant to this Article XI.

(f) The Seller shall not be required to pay an aggregate amount pursuant to Section 11.02(a) in excess of the Indemnification Escrow.

(g) On March 1, 2015 any amount remaining in the Indemnification Escrow shall be paid to the Seller pursuant to the terms of the Escrow Agreement.

Section 11.03. Indemnification of the Seller.

(a) From and after the Closing Date, Seller shall be entitled to indemnification from the Buyers, jointly and severally as provided herein from and against any and all Losses and Expenses incurred by Seller in connection with or arising from:

(i) any breach by any Buyer of any of its covenants in this Agreement; and

(ii) any breach of any warranty or the inaccuracy of any representation of any Buyer contained in this Agreement or any certificate delivered by any Buyer pursuant hereto.

(b) For purposes of determining under Section 11.03(a)(ii) whether there is any inaccuracy in, or whether there has been a breach of, any such representation or warranty, and the amount of any Losses and Expenses associated therewith, the Parties agree (i) that all references to “material,” “materially,” “materiality,” or “Material Adverse Effect” will be disregarded, (ii) that the representations and warranties are made for purposes of Section 11.03(a)(ii) as if those disregarded words were not included.

(c) Notwithstanding the foregoing, in no event shall the Buyers be obligated pursuant to Section 11.03(a)(ii) to indemnify Seller for any claim (or series of related or similar claims) unless any single Loss or Expense exceeds $100,000 or until any series of Losses or Expenses of less than $100,000 determined to be due and for which the Seller seeks or have sought indemnification hereunder exceeds a cumulative aggregate amount equal to the Basket Amount, in which event the Seller shall, subject to the other limitations in this Section, be indemnified in a maximum amount equal to the lesser of (i) the amount by which the aggregate amount of all such Losses and Expenses exceeds the Basket Amount and (ii) the maximum indemnity amount set forth in Section 11.03(e), in each case, less any amounts previously paid under this Section by the Buyers.

(d) The indemnification provided for in Section 11.03(a) shall survive for the applicable statute of limitations; provided that the indemnification pursuant to Section 11.03(a)(ii) (other than with respect to the representations contained in Sections 4.01 and 4.02, which shall survive indefinitely) shall terminate on the date that is fifteen (15) months after the Closing Date (and no claims shall be made by any Seller under Section 11.03(a)(ii) thereafter), except in respect to indemnification in respect of any Loss or Expense or any circumstance that is reasonably likely to result in a Loss or Expense of which Seller shall have notified the Buyers in accordance with the requirements of Section 11.03 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 11.03, as to which the indemnification obligation shall continue until the liability shall have been determined pursuant to this Section 11.03, and the indemnification obligation shall have been satisfied under this Section 11.03.

(e) The Buyers shall not be required to pay an aggregate amount pursuant to Section 11.03(a) in excess of $1,000,000.

Section 11.04. Notice and Adjudication of Claims.

(a) If the Buyers seek indemnification hereunder (in each instance, the “Indemnified Party”), it shall promptly give to the Seller (if the Indemnified Party is the Buyers) or the Buyers (if the Indemnified Party is the Seller) (in each instance, the “Indemnifying Party”), a notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document, or instrument executed hereunder or in connection herewith upon which such claim is based, provided that: (i) a Claim Notice in respect of any action at law or suit in equity by or against a third person (a “Third-Party Claim”) as to which indemnification will be sought shall be given promptly after the commencement of the related action or suit; and (ii) failure to give such notice shall not relieve the Indemnifying Party of its obligations hereunder except to the extent it shall have been prejudiced by such failure.

(b) After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this Article XI shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnifying Party; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnifying Party shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.

(c) Any indemnification payment hereunder with respect to any Loss or Expense shall be treated as an adjustment to the Purchase Price for all Tax purposes unless otherwise required by applicable Law.

(d) Except for material and information provided by the Seller through due diligence, the right to indemnification, reimbursement or other remedy based upon breach of the representations, warranties, covenants, and obligations contained in this Agreement (and as qualified by the Schedules) shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the date hereof or the Closing Date, with respect to, the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant, or obligation.

(e) Any amount required to be paid pursuant to Article XI shall be paid by the applicable Party as promptly as practicable but in any event not later than thirty (30) Business Days following written notice thereof. If the amount required to be paid is not paid within such period for whatever reason, then the amounts to be paid pursuant to Article XI, respectively, shall bear interest from the date such payments were required to be paid through the date of actual payment at the lesser of ten percent (10%) per annum and the highest rate then permitted under applicable law.

Section 11.05. Third-Party Claims. In the case of a Third-Party Claim, if the Indemnifying Party has acknowledged and agreed in writing, within fourteen (14) days following delivery to the Indemnifying Party of a Claim Notice, that, if such claim, action, or suit is adversely determined, the Indemnifying Party has an obligation to provide indemnification to the Indemnified Party for the full amount in respect thereof, the Indemnifying Party shall have the right: (a) to control and conduct any proceedings or negotiations in connection therewith and necessary or appropriate to defend the claim, (b) to take all other reasonable steps or proceedings to settle or defend any such Third-Party Claim; provided, that the Indemnifying Party shall not settle any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned, or delayed) unless the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement, such settlement includes a complete written release of the Indemnified Party from further liability and does not impose any injunctive relief or other operational restrictions against such Indemnified Party, and (c) to employ counsel designated by the Indemnifying Party to contest any such Third-Party Claim in the name of the Indemnified Party or otherwise. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to undertake the defense of a Third-Party Claim if (i) such claim involves a purported class action, (ii) such claim involves any issue relating to Taxes, (iii) such claim demands injunctive or other equitable relief, (iv) the Seller is also a party to such Third-Party Claim, (v) the Buyers reasonably determine that they would be inappropriate for a single counsel to represent all Parties under applicable standards of legal ethics, or (vi) the Indemnifying Party fails diligently to defend such action. The Indemnifying Party shall, within fifteen (15) days of receipt of Claim Notice of such Third-Party Claim (the “Indemnity Notice Period”), give written notice to the Indemnified Party of its intention to assume the defense of such Third-Party Claim. If the Indemnifying Party does not deliver to the Indemnified Party within the Indemnity Notice Period written notice that the Indemnifying Party shall assume the defense of any such Third-Party Claim, then the Indemnified Party may defend against any such Third-Party Claim in any such manner as it may deem appropriate, provided, that the Indemnified Party shall not settle any such Third-Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned, or delayed, and provided, further, that the Indemnified Party shall keep the Indemnifying Party informed as to all material matters concerning such Third-Party Claim and consider in good faith the recommendations of the non-controlling party; provided, however, that the Indemnified Party shall not be obligated to turn over any attorney-client privileged information. In the event that the Indemnifying Party does assume the defense of such Third-Party Claim, the Indemnified Party shall have the right to fully participate in (but not control) such defense (including with counsel of its choice), at its sole expense, and the Indemnifying Party shall reasonably cooperate with the Indemnified Party in connection with such participation. In the event that the Indemnifying Party does not assume the defense of such Third-Party Claim as provided above, the Indemnifying Party shall have the right to fully participate (but not control) in such defense (including with counsel of its choice), at its sole expense, and the Indemnified Party shall reasonably cooperate with the Indemnifying Party in connection with such participation.

Section 11.06. Subrogation. Upon making any payment to an Indemnified Party for any indemnification claims pursuant to this Article XI, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party may have against any third parties with respect to the subject matter underlying such indemnification claim and the Indemnified Party shall assign any such rights to the Indemnifying Party.

Section 11.07. Sole and Exclusive Remedy. PRIOR TO THE CLOSING, THE PARTIES WILL HAVE AVAILABLE TO THEM ALL REMEDIES AVAILABLE UNDER LAW, INCLUDING SPECIFIC PERFORMANCE OR OTHER EQUITABLE REMEDIES. AFTER THE CLOSING, THE RIGHTS SET FORTH IN ARTICLE XI, WILL, EXCEPT FOR FRAUD OR EQUITABLE RELIEF, BE THE EXCLUSIVE REMEDY OF THE BUYER GROUP MEMBERS OR THE SELLER GROUP MEMBERS WITH RESPECT TO BREACH OR INACCURACY OF ANY OF THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE IV AND ARTICLE V OF THIS AGREEMENT.

ARTICLE XII

TERMINATION

Section 12.01. Conditions of Termination. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated at any time before the Closing:

(a) By mutual written consent of the Seller and the Buyers;

(b) By the Buyers, if the Seller has materially breached any representation, warranty, covenant, or agreement contained in this Agreement, and has not, in the case of a breach of a covenant or agreement, cured such breach within fifteen (15) days after written notice to the Seller (provided that no Buyer is not then in material breach of the terms of this Agreement and provided, further, that no cure period shall be required for a breach that by its nature cannot be cured) such that the conditions set forth in Article IX hereof will not be satisfied;

(c) By the Seller, if any Buyer has materially breached any representation, warranty, covenant, or agreement contained in this Agreement and has not, in the case of a breach of a covenant or agreement, cured such breach within fifteen (15) days after written notice to the Buyers (provided that the Seller is not then in material breach of the terms of this Agreement and provided, further, that no cure period shall be required for a breach that by its nature cannot be cured) such that the conditions set forth in Article VIII will not be satisfied;

(d) By the Seller or the Buyers if: (i) there shall be a final, nonappealable Order of a federal or state court in effect preventing consummation of the transactions contemplated hereby; or (ii) there shall be any final action taken or any Law, statute, rule, regulation, or Order enacted, promulgated, or issued or deemed applicable to the transactions contemplated hereby by any Governmental Entity that would make consummation of the transactions contemplated hereby illegal; or

(e) By the Seller or the Buyers if the Closing shall not have been consummated by January 31, 2014, for any reason, provided that the right to terminate this Agreement under this Section 12.01(e) shall not be available to any Party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

Section 12.02. Effect of Termination. (a) In the event of the termination of this Agreement as provided in Section 12.01 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Seller or the Buyers, or their respective officers, directors, managers, stockholders, trustees, option holders, or other Persons under their control, except to the extent that such termination results from the willful breach by a Party hereto of any of its representations, warranties, covenants, or agreements set forth in this Agreement and provided that the provisions of Sections 6.03, 12.02 and Article XIII hereof shall remain in full force and effect and survive any termination of this Agreement.

(b) In the event of the termination of this Agreement by the Buyers as provided in Section 12.01(b), within five (5) business days of the date of such termination, (i) the Escrow Agent shall, pay to the Buyers the Escrow Deposit and (ii) the Seller shall pay to the Buyers a payment of Three Million Five Hundred Thousand Dollars ($3,500,000).

(c) In the event of the termination of this Agreement by the Seller as provided in Section 12.01(c), within five (5) business days of the date of such termination, the Escrow Agent shall pay to the Seller the Escrow Deposit.

ARTICLE XIII

MISCELLANEOUS

Section 13.01. Successors and Assigns. Except as otherwise provided in this Agreement, no Party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other Party hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the Parties hereto.

Section 13.02. Governing Law; Jurisdiction; Waiver of Jury Trial. THIS AGREEMENT SHALL BE CONSTRUED, PERFORMED AND ENFORCED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE CONFLICT OR CHOICE OF LAW RULES THEREOF. THE PARTIES AGREE THAT ANY LEGAL ACTION INVOLVING THIS AGREEMENT IN ANY WAY WILL BE INSTITUTED IN A COURT OF COMPETENT JURISDICTION LOCATED IN WILMINGTON, DELAWARE, AND THE PARTIES CONSENT TO JURISDICTION OF THE STATE OR FEDERAL COURTS IN WILMINGTON, DELAWARE OVER THE PERSON OF THE PARTIES FOR PURPOSE OF SUCH LEGAL ACTION.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY INSTRUMENT OR DOCUMENT DELIVERED THEREUNDER OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.03. Expenses. Except as otherwise provided for in this Agreement, all of the fees, expenses, and costs incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party hereto incurring such fees, expenses, and costs. Without limiting the generality of the foregoing, the Seller shall pay all of the fees, expenses, and costs incurred by it in connection with this Agreement (including fees and costs of legal counsel and accountants) and the transactions contemplated hereby.

Section 13.04. Severability. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void, or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect. To the extent permitted by law, each Party hereto waives any provision of law that renders any such provision prohibited or unenforceable in any respect.

Section 13.05. Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given: (a) on the date of service if served personally on the Party to whom notice is to be given; (b) on the day of transmission if sent via facsimile transmission to the facsimile number given below and telephonic confirmation of receipt is obtained promptly after completion of transmission; (c) on the day of transmission if sent via e-mail to the e-mail address given below and confirmation of delivery is obtained; or (d) on the Business Day after deposit to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service, to the Party as follows:

If to Seller:	Ethanol Holding Company LLC c/o First National Bank of Omaha 1620 Dodge Street Omaha, NE 68102 Attention: Andrew Wong Facsimile: (402) 602-3519 E-Mail: awong@fnni.com

With a copy (which shall not constitute notice) to:	Kutak Rock LLP 1650 Farnam Street Omaha, NE 68102 Attention: Joseph O. Kavan, Esq. Facsimile: (402) 346-6000 E-mail: joseph.kavan@kutakrock.com

If to the Buyers:	Green Plains Renewable Energy, Inc. 450 Regency Parkway Suite 400 Omaha NE 68114 Attention: Todd A. Becker, CEO Facsimile: (402) 952-4916

With a copy (which shall not constitute notice) to:	Green Plains Renewable Energy, Inc. 450 Regency Parkway Suite 400 Omaha NE 68114 Attention: Michelle Mapes, Esq. Facsimile: (402) 952-4916 E-mail: michelle.mapes@gpreinc.com

Any Party may change its address for the purpose of this Section by giving the other Party written notice of its new address in the manner set forth above.

Section 13.06. Amendments; Waivers. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties, or conditions hereof may be waived, only by a written instrument executed by all of the Parties hereto, or in the case of a waiver, by the Party waiving compliance. Any waiver by any Party of any condition, or of the breach of any provision, term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation, or warranty of this Agreement.

Section 13.07. Public Announcements. Each Party agrees to communicate with each other Party and cooperate with each other prior to any public disclosure of this transaction. The Parties agree that no public release or announcement concerning the terms of the transactions contemplated hereby shall be issued by any Party without the prior consent of the Buyers and the Seller, except as such release or announcement may be required by Law, in any filings made by an Affiliate of Buyers with the United States Securities and Exchange Commission, or any listing agreement or rules of any national securities exchange to which any Party is subject, in which case the Party required to make the release or announcement shall advise the other Parties and the Parties shall use Commercially Reasonable Efforts to cause a mutually agreeable release or announcement to be issued.

Section 13.08. Access to Records and Employees After Closing.

(a) For a period of three years after the Closing Date and until resolution of any litigation (including arbitration or mediation and any Tax Proceeding) that could affect rights or obligations of the Seller under this Agreement or with respect to any third party, the Seller shall have reasonable access to all of the books and records of the Buyers to the extent that such access may reasonably be required by a Seller in connection with matters relating to or affected by the Purchased Assets prior to the Closing Date, including the preparation of such Seller’s financial reports or Tax Returns, any Tax audits, the defense or prosecution of litigation (including arbitration or mediation), and any other reasonable need of the Seller to consult such books and records. Such access shall be afforded by the Buyers upon receipt of reasonable advance notice and during normal business hours. The Seller seeking access shall be solely responsible for any costs or Expenses incurred by it pursuant to this Section 13.08(a). In addition, if the Buyers shall desire to dispose of any of such books or records prior to the expiration of such three-year period or resolution of such litigation, arbitration, mediation or Tax Proceeding, the Buyers shall, prior to such disposition, give the Seller a reasonably opportunity, at the Buyers’ expense, to segregate and remove such books and records as the Seller may select.

(b) The Seller may retain copies of any contracts, documents, or records: (i) which relate to properties or activities of such Seller other than the Purchased Assets or (ii) which are required to be retained pursuant to any legal requirement or that are subject to the attorney-client privilege, or for financial reporting purposes, for Tax purposes or for legal defense or prosecution purposes. A Seller’s retention of any contracts, documents, or records in accordance with this Section 13.08(b) shall be subject, in all respects, to the confidentiality provisions of this Agreement, and any other documents entered into between the Seller and any Buyer, including any non-disclosure agreements.

Section 13.09. Entire Agreement. This Agreement contains the entire understanding among the Parties hereto with respect to the transactions contemplated hereby and supersedes and replaces all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions. All Exhibits, Annexes, and Schedules hereto are expressly made a part of this Agreement as fully as though completely set forth herein.

Section 13.10. Parties in Interest. Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than Parties hereto and their respective successors and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third persons to the Seller or any Buyer. No provision of this Agreement shall give any third parties any right of subrogation or action over or against the Seller or any Buyer.

Section 13.11. Joint Drafting. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises regarding this Agreement, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. The Parties intend that each representation, warranty and covenant contained herein shall have independent significance.

Section 13.12. Section and Paragraph Headings. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

Section 13.13. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument. Facsimile, photostatic and PDF copies of signatures to a Transaction Document (including copies received as attachments to electronic mail) shall be deemed to be originals and may be relied upon with the same force and effect as originals.

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IN WITNESS WHEREOF, the parties hereto have caused this Membership Interest Purchase Agreement to be executed as of the date first above written.

SELLER:

ETHANOL HOLDING COMPANY, LLC, a Delaware limited liability company

By:	/s/ Andrew Wong
Name:	Andrew Wong
Title:	President

BUYERS:

GREEN PLAINS RENEWABLE ENERGY, INC., an Iowa Corporation

By:	/s/ Todd Becker
Name:	Todd Becker
Title:	President & CEO

GREEN PLAINS WOOD RIVER LLC a Delaware limited liability company

By:	/s/ Todd Becker
Name:	Todd Becker
Title:	President & CEO

GREEN PLAINS FAIRMONT LLC a Delaware limited liability company

By:	/s/ Todd Becker
Name:	Todd Becker
Title:	President & CEO